Exhibit 99.1
INDEMNITY AGREEMENT

BETWEEN	NOVELIS INC., a corporation incorporated under the laws of Canada (hereinafter referred to as “Novelis”)

AND
(hereinafter referred to as the “Director”)

     IN CONSIDERATION of the Director consenting to act as a director of Novelis or acting as a director of another entity at Novelis’s request, Novelis agrees that it shall indemnify the Director in accordance with the conditions provided in this Agreement.
1.	The terms “liability” and “expense” shall include, but shall not be limited to, costs, charges, counsel fees and disbursements, and amounts paid to settle claims, actions, suits or proceedings or to satisfy judgements, fines or penalties incurred by or on behalf of the Director in respect of a claim, action, suit or proceeding as defined below.
2.	The terms “claim, action, suit or proceeding” shall include any claim, action, suit or proceeding (whether civil, criminal, administrative, investigative or other, and whether brought by or on behalf of Novelis or otherwise) or any threat thereof, involving the Director or to which the Director is made party by reason of being, or having been, a director of Novelis or acting as a director of another entity at Novelis’ request.
3.	Except in respect of a claim, action, suit or proceeding by or on behalf of Novelis or such other entity, Novelis shall to the maximum extent permitted by applicable law indemnify the Director against any and all liability and in accordance with Article (6), advance moneys to the Director for the costs, charges and expenses of a proceeding referred to in Article (2) that may reasonably be incurred by the Director in respect of any claim, action, suit or proceeding, provided that the Director:
(a)	acted honestly and in good faith with a view to the best interests of Novelis or as the case may be, to the best interests of the other entity for which he acted as a director at Novelis’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.
4.	In respect of a claim, action, suit or proceeding by or on behalf of Novelis or such other entity, Novelis shall to the maximum extent permitted by applicable law, with the approval of a court of competent jurisdiction, where such approval is required, indemnify the Director against any and all liability and in accordance with Article (6), advance moneys to the Director for the costs, charges and expenses that may reasonably be incurred by the Director in connection therewith, provided that the Director fulfils the conditions set out in subparagraphs (a) and (b) of Article 3, as applicable.

5.	Where indemnity is sought in respect of a claim, action, suit or proceeding against the Director by or on behalf of Novelis, Novelis shall, where such approval is required at the request of the Director, seek approval of a court of competent jurisdiction to pay same.
6.	If, prior to the final disposition of any claim, action, suit or proceeding, the Director wishes to be reimbursed for expenses incurred or wishes to be advanced monies to cover related costs, charges and expenses, then, upon the application of the Director to Novelis and upon receipt of an undertaking by the Director to repay such amount should it be determined upon such final disposition that the Director was not entitled to indemnification, Novelis shall reimburse such expenses or shall advance monies to the Director to cover the costs, charges and expenses of the proceeding.
7.	If any income tax is deemed by any taxation authority to be payable by the Director by reason of:
(a)	the value to the Director of the undertaking by Novelis herein contained, and/or

(b)	any indemnity payment actually made to the Director hereunder,

then, Novelis shall, upon notice to such effect, pay to the Director such amount or amounts as shall be necessary to save the Director harmless from the burden of such income tax and any other income tax paid consequent to the operation of this Article 7.

In the event that the Director is assessed for income tax as aforesaid and Novelis makes any payment to the Director pursuant to this Article, the Director agrees to take any steps necessary to enable Novelis to contest, at its expense, the assessment of income tax.
8.	The rights of indemnification provided in this Agreement shall be in addition to any rights to which the Director may otherwise be entitled by statute, by-law, agreement, vote of shareholders of Novelis or otherwise.
9.	In the event that this Agreement would otherwise be held inoperative as providing for indemnity to an extent greater than that permitted under the provisions of the Canada Business Corporations Act, then those of its terms which would be so affected shall be construed so as to provide indemnity to the maximum extent permitted by the said Act.
10.	This Agreement may not be amended or modified in any manner except by a written agreement executed by the Director and Novelis.
11.	This Agreement shall be binding on Novelis, its successors and assigns and shall ensure to the benefit of the Director and the legal representatives, heirs, successors and assigns of the Director and shall continue notwithstanding that the Director has ceased to be a Director of Novelis or has ceased to act as a director of another entity at Novelis’s request.
12.	This Agreement replaces any and all previous agreements by the parties hereto in relation to the subject matter hereof.
13.	The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English.

14.	This Agreement shall be governed by and construed in accordance with the laws of Ontario, without regard to conflict of law rules.
     IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the dates indicated below.
NOVELIS INC.

By: ______________________________________	By: ______________________________________
Leslie J. Parrette, Jr.
General Counsel, Corporate
Secretary and Compliance Officer

Date:	Date:

3